                                                                 EXHIBIT 11

                         THE LUBRIZOL CORPORATION

                     Computation of Per Share Earnings

                           Second Quarter, 1996



The computation of primary earnings per share and fully diluted earnings per share is as follows:

              (In Thousands of Shares Except Per Share Data)

                                 Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 ------------------    -----------------
                                  1996       1995       1996       1995
                                 ------     ------     ------     ------

Average shares outstanding for
  computation of primary
  earnings per share             60,906     64,066     61,760     64,394

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period           85         20         53         55

Add equivalent shares for
  unexercised options at end
  of period*                        196        425        196        428
                                 ------     ------     ------     ------
Average shares outstanding for
  computation of fully diluted
  earnings per share             61,187     64,511     62,009     64,877
                                 ======     ======     ======     ======

Primary earnings per share         $.63       $.96      $1.77      $1.71
                                   ====       ====      =====      =====

Fully diluted earnings per share   $.62       $.95      $1.76      $1.70
                                   ====       ====      =====      =====

*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.